Exhibit 99.1

DSS Inc. Receives Notice of Non-Compliance with NYSE American Trading Share Price Listing Rule

Company intends to cure the deficiency and return to compliance with NYSE American standard

NEW YORK, Oct. 26, 2023 (GLOBE NEWSWIRE) — DSS, Inc.(NYSE American: DSS) announced today that the Company received a letter (the “Letter”) from the staff of NYSE American LLC (the “Exchange”) stating that the Company’s securities have been selling for a low price per share for a substantial period of time and, pursuant to Section 1003(f)(v) of the NYSE American Company Guide. The Company’s continued listing is predicated on it effecting a reverse stock split of its common stock or otherwise demonstrating sustained price improvement within a reasonable period of time, which the Exchange has determined to be no later than April 20, 2024.

On October 26, 2023, the Company notified the Exchange that it intends to cure the stock price deficiency and to return to compliance with the Exchange continued listing standards.

The Company’s common stock will continue to be listed and traded on the NYSE American during this period, subject to the Company’s compliance with other NYSE American continued listing standards.

About DSS, Inc.

DSS is a multinational company operating businesses within nine(9) divisions: Product Packaging, Biotechnology, Commercial Lending, Securities and Investment Management, Alternative Trading, Digital Transformation, Secure Living, and Alternative Energy. DSS strategically acquires and develops assets to increase shareholder value through periodic IPO spinoffs. Since 2019, under the guidance of new leadership, DSS has built the necessary foundation for achievable growth through the formation of a diversified portfolio of companies positioned to drive profitability in multiple high-growth sectors.

For more information on DSS visit https://www.dssworld.com

Safe Harbor Disclosure

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements related to the Company’s intended use of proceeds and other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that may cause actual results or events to differ materially from those projected. These risks and uncertainties, many of which are beyond our control, include: risks relating to our growth strategy; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; risks relating to the results of development activities; our ability to attract, integrate and retain key personnel; our need for substantial additional funds; patent and intellectual property matters; competition; as well as other risks described in our SEC filings, including, without limitation, our reports on Forms 8-K, 10-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations, and beliefs. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions, or circumstances on which any such statement is based, except as required by law.

Contact:

DSS Inc. Investor Relations

IR@dssworld.com

+1 (585) 565-2422